Exhibit 1
JOINT FILING AGREEMENT
The undersigned hereby agree that the Statement on Schedule 13G, dated November 1, 2010, with respect to the shares of OncoGenex Pharmaceuticals, Inc.’s Common Stock, par value $0.001 per share, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 1st day of November, 2010.

BOXER CAPITAL, LLC

By:	/s/ Aaron Davis

Name:	Aaron Davis
Title:	Authorized Signatory

BOXER ASSET MANAGEMENT INC.

By:	/s/ Jefferson R. Voss

Name:	Jefferson R. Voss
Title:	Director

MVA INVESTORS, LLC

By:	/s/ Neil Reisman

Name:	Neil Reisman
Title:	Authorized Signatory

AARON DAVIS

By:	/s/ Aaron Davis

Aaron Davis, Individually

NEIL REISMAN

By:	/s/ Neil Reisman

Neil Reisman, Individually

IVAN LIEBERBURG

By:	/s/ Ivan Lieberburg

Ivan Lieberburg, Individually

CHRISTOPHER FUGLESANG

By:	/s/ Christopher Fuglesang

Christopher Fuglesang, Individually

JOSEPH LEWIS

By:	/s/ Joseph Lewis

Joseph Lewis, Individually